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                                                                   EXHIBIT 10.33

                                    AGREEMENT

This Agreement ("Agreement") is entered into this 25th day of October, 1996, by and between ImmuLogic Pharmaceutical Corporation (hereinafter "IPC") and Hoechst Marion Roussel, Inc. ("HMRI"), formerly known as Marion Merrell Dow Inc. ("MMD").

This Agreement is entered into for the reasons and purposes hereinafter set forth. In consideration of the mutual covenants and agreements set forth herein, the above parties hereby agree as follows:

1.       PARTIES

         The parties to this Agreement are HMRI and IPC. For purposes of this Agreement, HMRI refers to both MMD and its successor corporation HMRI, including, but not limited to, its parent, subsidiaries, successors, predecessors and affiliated companies, its employees, agents, assigns, officers, directors, creditors, trustees, servants, other representatives, underwriters, attorneys and insurers to both MMD and its successor corporation HMRI. IPC refers to IPC and any and all entities affiliated with IPC including, but not limited to, its parent, subsidiaries, successors, predecessors and affiliated companies, its employees, agents, assigns, officers, directors, creditors, trustees, servants, other representatives, underwriters, attorneys and insurers. HMRI and IPC are collectively referred to herein as "the parties."

2.       SUBJECT MATTER OF THE AGREEMENT

         On February 14, 1992, MMD and IPC entered into a Collaboration Agreement ("Collaboration Agreement") (attached as Exhibit A) relating to the joint worldwide development and commercialization of five allergen-specific therapeutic products for the treatment of allergies in humans caused by cats, ragweed, Japanese Cedar trees, house dust mites and northern grasses. These products and any related products are referred to collectively in this Agreement as "ALLERVAX." The Collaboration Agreement provided that it could be unilaterally terminated by MMD on six month's prior written notice.

         On or about March 7, l995, MMD and IPC signed a letter dated March 2, 1995, ("March 2, 1995 Letter") (attached as Exhibit B), relating to manufacturing for the ALLERVAX products.

         On March 7, 1996, HMRI provided its written notice of termination of the Collaboration Agreement to IPC.

         For purposes of this Agreement "the ALLERVAX Matter" includes any and all obligations, liabilities, responsibilities, rights, or actions of HMRI or IPC pursuant to the Collaboration Agreement, the March 2, 1995 Letter, or any other obligation, liability, responsibility, right, or action relating to HMRI's or IPC's involvement with ALLERVAX.

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3.       PURPOSE

         The purpose of this Agreement is to settle any and all liability or potential liability and/or obligations HMRI may have to IPC or to any other party, or may in a court of law or through arbitration be adjudged to have to IPC or others, in whatever proportion and in whatever amount, known or unknown, resulting from the Collaboration Agreement, any other alleged agreements, including but not limited to, the March 2, 1 995 Letter and any other obligations that exist now or in the future relating to the ALLERVAX Matter.

4.       TERMS

         A.       HMRI'S OBLIGATIONS

         HMRI agrees to provide the following sums to IPC and perform the following obligations in the following manner:

         (1)      Payment by HMRI to IPC in the amount of $7,000,000;

         (2) Delivery of Mite and Cedar peptide inventions valued at HMRI's cost; and

         Additionally, HMRI agrees to perform the actions specifically proposed in the following sections of the Comprehensive ALLERVAX Transition Proposal dated July 22, 1996 ("Transition Proposal") (attached as Exhibit C), including, but not limited to, the performance of any existing contractual obligations of HMRI with third parties. Consistent with the terms of the Transition Proposal, HMRI will perform some of the following actions only in exchange for compensation as outlined in the Transition Proposal.

         Section I. Development

                  I. Activities HMRI Will Complete and/or Items HMRI will Provide to IPC

                  II.      Proposed Payment Summary

                           B.       HMRI Will Pay Invoices for
                                    Preclinical/Nonclinical Activities Which
                                    Have Previously Been Agreed Upon (See
                                    attached Exhibit D, containing outstanding invoices to be paid by HMRI)
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Section 4. Miscellaneous

         II.      Transition Actions

                  C.       Technology Transfer

                  D.       Deliverables

                  I.       Reference of, and Access to, SOPS.

         HMRI does hereby release and forever discharge IPC, its subsidiaries, successors, predecessors and affiliated companies, its employees, agents, assigns, shareholders, officers, directors, servants, other representatives, underwriters, attorneys and insurers, from any and all demands, claims, suits, actions, causes of action, liens, debts, assessments, liabilities, judgments, settlements, fines, costs, damages, punitive damages and expenses (including all fees, interests and penalties), of any and every character and nature whatsoever, known or unknown, arising from the ALLERVAX Matter. Without limiting the generality of the foregoing in any way, HMRI agrees that this Agreement expressly and specifically includes any and all claims or causes of action whatsoever possessed by HMRI against IPC in any way connected with the ALLERVAX Matter.

B.       IPC'S OBLIGATIONS

         IPC, for and in consideration of the amounts paid and actions performed by HMRI in settlement, does hereby release and forever discharge HMRI, its parent, subsidiaries, successors, predecessors and affiliated companies, its employees, agents, assigns, shareholders, officers, directors, servants, other representatives, underwriters, attorneys and insurers, from any and all demands, claims, suits, actions, causes of action, liens, debts, assessments, liabilities, judgments, settlements, fines, costs, damages, punitive damages and expenses (including all fees, interests and penalties), of any and every character and nature whatsoever, known or unknown, arising from the ALLERVAX Matter. Without limiting the generality of the foregoing in any way, {PC agrees that this Agreement expressly and specifically includes any and all claims or causes of action whatsoever possessed by IPC against HMRI in any way connected with the ALLERVAX Matter.

         Additionally, IPC agrees to pay to HMRI all existing and future invoices on Stat CDM data management contracts as they become due.

         In further consideration, IPC hereby agrees to indemnify, save and hold harmless HMRI, its parent, subsidiaries, successors, predecessors and affiliated companies, its employees, agents, assigns, shareholders, officers, directors, servants, other representatives, underwriters, attorneys and insurers from any and all liability to any person, firm, corporation, third-party, or other entity which arises out of or is in any way related to or connected with the ALLERVAX Matter, specifically including, but not limited to, liability for any and all demands, claims, liens, debts, actions, causes
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of action, cross-claims, third-party claims, assessments, liabilities, judgments, settlements, fines, costs, damages and punitive damages and will be responsible for and pay any and all judgments that might be entered therein against HMRI or the aforementioned parties and will promptly pay and reimburse any and all attorney's fees, court costs and expenses, including, but not limited to, expert witness expenses incurred by HMRI and the aforementioned parties as they become due.

5.       ADEQUATE CONSIDERATION

         This Agreement is made for and in consideration of the mutual promises mentioned in this Agreement and is hereby accepted by each party to this Agreement in full compromise, settlement, and in accord and satisfaction of the aforesaid obligations, liabilities, actions, claims, demands and suits covered under this Agreement, or related to the ALLERVAX Matter, including all consequences therefore which may hereafter develop as well as those already developed and now apparent. The parties hereby expressly acknowledge that the consideration recited herein is good, valuable and sufficient consideration for the agreements made herein.

6.       NO ADMISSION OF LIABILITY

         This Agreement represents the resolution of the ALLERVAX Matter between IPC and HMRI and is not an admission of liability or of indebtedness by HMRI. This Agreement shall not constitute a confession of judgment by HMRI. Nothing in this Agreement is or shall be construed to be an admission or concession by HMRI, IPC or any other person of any wrongdoing or liability whatsoever. Neither this Agreement, nor any term thereof, nor any negotiations may be offered or received in evidence in any proceeding or utilized in any manner as an admission or implication of liability or fault on the part of HMRI, IPC or any other person, other than as may be necessary to enforce the terms of this Agreement.

7.       ENFORCEMENT

         All remedies at law or in equity shall be available for the enforcement of this Agreement. This Agreement may be pleaded as a full bar to the enforcement of any claims by IPC against HMRI arising from the ALLERVAX Matter.

8.       APPLICABLE LAW

         This Agreement shall be construed pursuant to the laws of the State of Missouri without giving effect to its choice of law rules.

9.       CONFIDENTIALITY

         IPC, HMRI and their respective attorneys all agree that the terms of this Agreement shall remain confidential and private in all respects and agree that, except as otherwise required by
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specific court order, statute or other binding requirement of law, or to enforce the terms of this Agreement, they shall not make or shall not authorize anyone else to make any statement, comment, observation or oral or written communication of any type to anyone, including, but not limited to, any reference made to the press or media, or agents or representatives of the press or media, or to other attorneys which discloses, generally or specifically: facts, opinions, or innuendoes regarding the amount of the settlement, the nature and substance of settlement negotiations, or any statement about the settlement or characterization of the settlement, its importance, meaning, value or comparative value or the negotiations leading to it.

         IPC, HMRI, and their respective attorneys al1 agree that, except as otherwise required by specific court order, statute or other binding requirement of law, or to enforce the terms of this Agreement, any inquiry by anyone at any time into any matter made confidential in this Agreement will be met by the following statement: "On March 7, 1996, HMRI exercised its right to terminate its ALLERVAX Collaboration Agreement with IPC. HMRI and IPC have resolved their respective obligations relating to this maker in a manner agreeable to HMRI and IPC." For purposes of legally required disclosures such as SEC filings and related earnings releases, and as required by good accounting practices, the parties agree to the following statement or its substantial equivalent: "On March 7, 1996, HMRI exercised its right to terminate its ALLERVAX Collaboration Agreement with IPC. HMRI and IPC have resolved their respective obligations relating to this matter in a manner agreeable to HMRI and IPC, resulting in HMRI paying IPC $7,000,000 and transferring certain inventory to be used in future trials by IPC."

10.      COMPLETE AGREEMENT

         It is understood and agreed that this Agreement constitutes the entire agreement between the parties, the terms and provisions of this Agreement are contractual and not merely recitals and that this Agreement may be modified or amended only by written agreement signed by the parties hereto.

11.      WARRANTY

The parties hereto warrant and represent to each other that they have read and understand this Agreement and have consulted with respective counsel regarding its effect and that the undersigned persons have authority and power to bind the parties to the terms of this Agreement.

12.      HEADINGS

The headings in this Agreement are solely for the convenience of the parties hereto and their respective counsel. The headings shall not be deemed to be a part of this Agreement and shall not be considered in construing or interpreting this Agreement.
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13.      BINDING NATURE OF AGREEMENT

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective subsidiaries, affiliates, directors, officers, employees, heirs, partners, successors and assigns and any corporation or other entity into or with which any corporate party hereto may merge or consolidate.

         IN WITNESS WHEREOF, this Agreement has been executed by the undersigned on the dates set forth below.



                                HOECHST MARION ROUSSEL, INC.


                                By: /s/ James P. Mitchum
                                   ----------------------------------
                                Name: James P. Mitchum

                                Title: Vice President, Finance & Administration




STATE OF Missouri     )
                      )SS.
COUNTY OF Jackson     )

         On the 25th day of October 1996, before me a notary public in and for said state, personally appeared James P. Mitchum, individually, and as V.P. Finance & Admin. N.A. of Hoechst Marion Roussel, Inc., to me personally known, who being duly sworn, acknowleged that he/she has executed the foregoing instrument for purposes therein mentioned and set forth above.

                                /s/ Kathleen Pace
                                -----------------------------
                                    NOTARY PUBLIC


My Commission Expires:

Sept. 15, 1997


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                                IMMULOGIC PHARMACEUTICAL CORPORATION

                                By: /s/  Richard Small
                                    ----------------------------
                                Name:    Richard N. Small
                                Title:   Vice President, Chief Financial
                                         Officer and Treasurer



STATE OF MASSACHUSETTS  )
                        )ss
COUNTY OF MIDDLESEX     )

         On the 28th day of October, 1996, before me a notary public in and for said state, personally appeared Richard Small, individually and as Vice President, CFO of ImmuLogic Pharmaceutical Corporation, to me personally known, who being duly sworn, acknowledged that he/she has executed the foregoing instrument for purposes therein mentioned and set forth above.

                                /s/  Christine J. Schultz
                                ------------------------------
                                     NOTARY PUBLIC

My Commission Expires:

January 4, 2002